UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2005

HOST MARRIOTT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-14625	53-0085950
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

(Address of principal executive offices and Zip Code)

(240) 744-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

2004 Annual Incentive Bonus Awards

On February 4, 2005, the Compensation Policy Committee (the Committee) of the Board of Directors of Host Marriott Corporation (the Company) discussed the 2004 annual incentive bonus awards for the “named executive officers” (as that term is defined in item 402(a)(3) of Regulation S-K) of the Company. On February 17, 2005, a portion of such awards were approved and the remainder deferred until additional information regarding a relative performance measure becomes available.

The Committee adopted the annual incentive bonus award program in 2003 to provide management employees of the Company, including executive officers, an opportunity to receive cash incentive awards based on the financial performance of the Company and the individual performance of each participant in the program. Under the annual incentive bonus award program, the Committee establishes criteria for the Company’s financial objectives and reviews and approves the individual performance criteria for the named executive officers. In February 2004 the Committee set the following performance goals and criteria for the 2004 program:

•	the performance of the Company during 2004 in achieving its financial goal with respect to the Company’s funds from operations per diluted share (FFO), as adjusted to exclude costs incurred in connection with the repayment of debt and preferred stock (the Absolute FFO Objective);

•	the performance of the Company during 2004 in achieving its financial goal with respect to the Company’s funds from operations per diluted share growth, as adjusted to exclude costs incurred in connection with the repayment of debt and preferred stock, certain insurance proceeds and the loss on foreign currency forward contracts, measured in comparison to other REITs in the NAREIT lodging index (the Relative FFO Objective); and

•	the performance of each executive officer in meeting individual business objectives set at that time (the Individual Business Objective).

Each objective was set with three separate levels — a threshold level, a target level and a high level. Executives were eligible for annual bonuses based on performance at these levels in an aggregate amount as determined by a percentage of base salary. For Mr. Nassetta the bonus parameters were 50% of base salary for performance at the threshold level, 100% of base salary for performance at the target level and 150% of base salary for performance at the high level. For all other named executive officers, the bonus parameters were 37.5% of base salary for performance at the threshold level, 75% of base salary for performance at the target level and 120% of base salary for performance at the high level. Once the performance level has been established for each objective, the amount of the executive’s bonus is dependent on the relative weighting of the criteria as set by the Committee. For 2004, the criteria for the named executive officers were weighted (i) 80% on the Company’s annual financial performance, of which 70% was based on the Company’s success in meeting its Absolute FFO Objective and 30% was based on the Company’s success in meeting its Relative FFO Objective, and (ii) 20% on the executive’s attainment of his Individual Business Objectives.

The table below reflects the 2004 annual bonus awards made to each of the Company’s named executive officers for 2004 with respect to each officer meeting his Individual Business Objectives and the Company’s success in meeting its Absolute FFO Objective.

Name and Principal Position	2004 Bonus Award to date
Richard E. Marriott, Chairman	$287,700
Christopher J. Nassetta, President & CEO	$884,000
W. Edward Walter, Executive Vice President & CFO	$407,909
James F. Risoleo, Executive Vice President, Acquisitions and Development	$349,200
Minaz Abji, Executive Vice President, Asset Management	$325,875

The Committee deferred its review of the portion of each named executive officer’s 2004 annual incentive bonus award based on the Company’s Relative FFO Objective (representing approximately 30% of each named executive officer’s total 2004 incentive award on the Company’s annual financial performance) until such time as additional information regarding the financial performance of the other companies in the NAREIT lodging index becomes publicly available. The Committee intends to review this measure at a later time and this portion of the 2004 annual incentive bonus award will be granted at that time.

2005 Annual Incentive Performance Objectives

The Committee adopted the performance goals and criteria for the 2005 fiscal year for the Company’s annual incentive award program. Based on the Committee’s actions, the Company’s financial objectives will be measured against achieving funds from operations per diluted share (FFO), as adjusted to exclude costs incurred in connection with the repayment of debt and preferred stock, and funds from operations per diluted share growth, as adjusted, as measured in comparison to other REITs in the NAREIT lodging index. A summary of the performance goals and criteria for 2005 is attached as an exhibit hereto and is hereby incorporated by reference into this Current Report.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

The following exhibits are filed herewith:

Exhibit No.
10.44	Annual Incentive Bonus Award Program 2005 Criteria